Exhibit 99.1

September 23, 2003

FOR IMMEDIATE RELEASE

ReGen Biologics Completes Private Placement

FRANKLIN LAKES, N.J. (September 23, 2003) – ReGen Biologics, Inc. (OTC: RGBI), an orthopedic products company specializing in the repair, regrowth and remodeling of damaged human tissue, today announced that it has completed the sale of preferred stock in a private placement to selected institutional, venture and accredited investors for gross proceeds of approximately $7.7 million. Harris Nesbitt Gerard acted as the placement agent for this transaction.

Under the terms of the financing, ReGen sold a private placement of Series C convertible preferred stock, with warrants to purchase additional shares of common stock equal to about 10% of the shares of preferred stock. The warrants are exercisable only upon the occurrence of certain events.

ReGen’s inital product, the Collagen Meniscus Implant (CMI), is a device designed to regenerate the meniscus of the human knee. The CMI has received regulatory approval in Europe, Australia, Chile, and will be selectively available in Canada during late 2003, and is currently in the clinical trial stage in the U.S.

“We are delighted with the completion of this financing,” said Gerald E. Bisbee, Jr., Ph.D., Chairman and CEO of ReGen. “This capital will help ReGen progress toward concluding the CMI Multicenter Clinical Trial and submitting its Pre-Market Approval (PMA) application to the FDA beginning in August 2004.” Dr. Bisbee continued, “We intend to apply for listing on the NASDAQ small cap market, when appropriate.”

ReGen recently completed the required enrollment in the largest clinical trial to-date involving the meniscus. Results to-date are promising. The U.S. Collagen Meniscus Implant (CMI) Multicenter Clinical Trial consists of 288 patients, 14 centers, and 23 surgeons. Enrollment and surgeries were completed in November 2002. ReGen expects submission of the PMA to be completed in December 2004 followed by a decision from the FDA in the second half of 2005.

About ReGen Biologics, Inc.

ReGen Biologics is a tissue remodeling company that develops products that repair injured tissue. When applied to orthopedics, ReGen’s patented core technology has resulted in the Collagen Meniscus Implant (CMI), which uses the body’s own healing process to grow healthy new meniscus tissue and restore mobility for patients with certain knee injuries. ReGen has recently completed enrollment in its U.S. Multicenter Clinical Trial of the CMI. The CMI is currently distributed in Europe, Australia, Chile and certain other countries through Centerpulse (NYSE: CEP) and it is expected to be selectively available in Canada during 2003. For more information on ReGen’s next generation tissue regeneration products, visit www.regenbio.com, call (201) 651-5140, or email info@regenbio.com.

Contact:

Brion D. Umidi
Senior Vice President and Chief Financial Officer
(410) 349-2431
bumidi@regenbio.com

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Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the managements of ReGen and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including those discussed in the Risk Factors section of ReGen’s quarterly report on Form 10-Q, filed with the Securities and Exchange Commission on August 14, 2003. ReGen’s filings with the SEC are available to the public at the Company’s website at http://www.regenbio.com, from commercial document-retrieval services, and at the Web site maintained by the SEC at http://www.sec.gov.